                                                             EXHIBIT 4





                         MARRIOTT INTERNATIONAL, INC.

                     EXECUTIVE DEFERRED COMPENSATION PLAN


                        Effective as of January 1, 2001

                               TABLE OF CONTENTS


PREAMBLE..............................................................  1

ARTICLE I  DEFINITIONS................................................  2
  1.1   Account.......................................................  2
  1.2   Administrator.................................................  2
  1.3   Code..........................................................  2
  1.4   Committee.....................................................  2
  1.5   Company.......................................................  2
  1.6   Company Accruals..............................................  2
  1.7   Compensation..................................................  2
  1.8   Deferral Percentage...........................................  2
  1.9   Deferred Compensation.........................................  2
  1.10  Deferred Compensation Reserve.................................  2
  1.11  Effective Date................................................  2
  1.12  Election......................................................  3
  1.13  Election Year.................................................  3
  1.14  Employee......................................................  3
  1.15  Fiscal Year...................................................  3
  1.16  HR Officer....................................................  3
  1.17  In-Service Withdrawal.........................................  3
  1.18  LTCI Compensation.............................................  3
  1.19  Non-Employee Director.........................................  3
  1.20  Participant...................................................  3
  1.21  Permanent Disability..........................................  5
  1.22  Plan..........................................................  5
  1.23  Profit Sharing Plan...........................................  5
  1.24  Reinstatement or Reinstated...................................  5
  1.25  Retire or Retirement..........................................  5
  1.26  Severance Plan................................................  5
  1.27  Subsidiary....................................................  5
  1.28  Termination of Employment.....................................  5
  1.29  Vested Portion................................................  6
  1.30  Year of Service...............................................  6

ARTICLE II - PARTICIPANT ELECTIONS....................................  7
  2.1   Deferred Compensation Reserve.................................  7
  2.2   Elections.....................................................  7
  2.3   Form of Election..............................................  8


ARTICLE III - PARTICIPANT'S ACCOUNTS.................................. 9
  3.1   Individual Accounts........................................... 9
  3.2   Company Accruals.............................................. 9
  3.3   Vesting....................................................... 11
  3.4   Forfeitures................................................... 12
  3.5   Crediting of Earnings......................................... 12
  3.6   Accounts Do Not Result in Property Rights............ ........ 13
  3.7   Tax-Qualified Plans........................................... 13
  3.8   No Assignment of Interests.................................... 13
  3.9   Federal and State Taxes....................................... 14

ARTICLE IV - DISTRIBUTIONS............................................ 15
  4.1   Election of Distribution...................................... 15
  4.2   Form and Timing of Distribution............................... 15
  4.3   Changes in Distribution Election.............................. 17
  4.4   Beneficiaries................................................. 18
  4.5   Emergency Distributions....................................... 18
  4.6   Discharge of Obligation For Payment........................... 18

 ARTICLE V - ADMINISTRATION........................................... 19
  5.l   Administrator................................................. 19
  5.2   Expenses...................................................... 19
  5.3   Acceleration of Payments...................................... 19

ARTICLE VI - CLAIMS PROCEDURE......................................... 20
  6.1   Initial Claims................................................ 20
  6.2   Appeals....................................................... 20

ARTICLE VII - MISCELLANEOUS........................................... 21
  7.1   Plan Not An Employment Contract............................... 21
  7.2   No Trust Created.............................................. 21
  7.3   Amendment or Termination of Plan.............................. 21
  7.4   Effect of Plan................................................ 22
  7.5   Severability.................................................. 22
  7.6   Applicable Law................................................ 22

ARTICLE VIII - ASSUMPTION OF DEFERRED COMPENSATION LIABILITIES.......  23

  8.1   Assumption.................................................... 23
  8.2   Participant's Beginning Balance and Vesting................... 23
  8.3   Non-Participants.............................................. 23

APPENDIX A  Benchmark Funds............................................25

       MARRIOTT INTERNATIONAL, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
       -----------------------------------------------------------------

                                    PREAMBLE
                                    --------

     WHEREAS, as of March 27, 1998, the Company established an unfunded deferred compensation arrangement known as the Marriott International, Inc. Executive Deferred Compensation Plan (the "Plan") for the benefit of a select group of management and highly compensated employees of the Company and its subsidiaries; and

     WHEREAS, effective January 1, 2000, the Plan was amended and restated to reflect amendments made to the Plan following March 27, 1998; and

     WHEREAS, the Company wishes to amend and restate the Plan, effective January 1, 2001, to reflect certain amendments that have been made to the Plan following the most recent amendment and restatement.

     NOW THEREFORE, the Plan, as herein amended and restated, shall be effective for services rendered for any pay period for which Compensation is paid on or after January 1, 2001.

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     For purposes of this Plan, unless the context requires otherwise, the following words and phrases, when used herein with initial capital letters, shall have the meanings indicated:

     1.1  "Account" shall mean, with respect to each Participant, the amount of
           -------
Company Accruals, Deferred Compensation and earnings credited to a Participant under the Deferred Compensation Reserve.

     1.2  "Administrator" means the Company or such Employee of the Company as
           -------------
the Company may designate to administer this Plan pursuant to Section 5.1.

     1.3  "Code" means the Internal Revenue Code of 1986, as amended, or any
           ----
successor statute, including the regulations issued thereunder.

     1.4  "Committee" means the Compensation Policy Committee appointed by the
           ---------
Board of Directors of Marriott International, Inc.

     1.5  "Company" means Marriott International, Inc. and any Subsidiary that
           -------
(a) elects to join the Plan, and (b) obtains the consent of the Committee to do so.

     1.6  "Company Accruals" means the amounts credited to the Deferred
           ----------------
Compensation Reserve pursuant to Section 3.2.

     1.7  "Compensation" means (a) with respect to Employees, Compensation as
           ------------
defined in Section 1.22(a) of the Profit Sharing Plan, determined, however, by including LTCI Compensation and without regard to any Elections made by the Employee to defer any compensation under this Plan; and (b) with respect to Non-Employee Directors, fees payable by the Company during the Election Year.

     1.8  "Deferral Percentage" means the percentage of a Participant's
           -------------------
Compensation for the Election Year to be deferred in accordance with an Election pursuant to Article II of this Plan.

     1.9  "Deferred Compensation" means Compensation with respect to which a
           ---------------------
Participant has made an Election to defer receipt thereof in accordance with
Article II of this Plan.

     1.10  "Deferred Compensation Reserve" means the book reserve reflecting the
            -----------------------------
total aggregate amounts credited to the individual accounts of Participants under Articles II and III of this Plan.

     1.11  "Effective Date" means January 1, 2001, the effective date of this
            --------------
restatement of the Plan.  The Plan was originally effective March 27, 1998.

     1.12  "Election" means an election made by a Participant in accordance with
            --------
Article II of this Plan.

     1.13  "Election Year" means, for an Employee, the calendar year for which a
            -------------
Participant makes an Election with respect to Compensation received during such calendar year pursuant to Article II of this Plan. "Election Year" means, for a Non-Employee Director, the one-year period that begins immediately following the first Annual Meeting of Shareholders which is subsequent to the Election period and ends on the next Annual Meeting of Shareholders.

     1.14  "Employee" means any individual employed by the Company.  Any
            --------
Employee who, at the request and on the assignment of the Company specifically referencing this provision of the Plan, becomes an employee of another employer shall continue to be treated as an Employee for all purposes hereunder during the period of such assignment.

     1.15  "Fiscal Year" means each year beginning on the first day of each
            -----------
fiscal year of Marriott International, Inc. and ending on the last day of each fiscal year of Marriott International, Inc. The fiscal year of Marriott International, Inc. is currently an annual period which varies from 52 to 53 weeks and ends on the Friday closest to December 31; provided, however, that the 1998 Fiscal Year of the Company shall be the period from March 27, 1998 through January 1, 1999. A reference to a Fiscal Year preceding an Election Year means the Fiscal Year ending closest to the first day of the Election Year.

     1.16  "HR Officer" means the most senior human resources executive of the
            ----------
Company, as designated by the President of the Company.

     1.17  "In-Service Withdrawal" means a distribution of Deferred
            ---------------------
Compensation and the earnings thereon, in accordance with a Participant's Election under Article II, while a Participant is actively employed by the Company.

     1.18  "LTCI Compensation" means any compensation payable under a plan,
            -----------------
agreement or award designated as a long term incentive or premium incentive plan, agreement or award.

     1.19  "Non-Employee Director" means an individual who is not an Employee
            ---------------------
and (i) is a member of the Board of Directors of Marriott International, Inc., or (ii) has been elected to serve as such for a term which will begin at a subsequent point in time.

     1.20  "Participant" means an individual who meets the requirements of any
            -----------
of the following paragraphs (a) through (g):

          (a) Employees who are eligible to participate in the Profit Sharing Plan and have at least one Year of Service as of a date in the Election Year and Compensation, as defined below, greater than or equal to $120,000 or such higher Compensation limitation as may be determined by the Administrator on advice of counsel; provided, however, that such Employee's Election shall be effective solely with respect to Compensation paid or payable on or after the date such Employee has completed one Year of Service.

          For purposes of this Section 1.20(a), "Compensation" means:

          With respect to Employees other than commissioned sales executive Employees of the Marriott Vacation Club International Division of the Company, the sum of the following: (i) the rate of base pay as of November 1 (or such other date as may be specified by the Administrator) immediately preceding the Election Year, annualized; (ii) the executive bonuses, commissions and management quarterly banquet awards received from January 1 through October 31 (or such other date as may be specified by the Administrator) of the year preceding the Election Year; and (iii) with respect to Employees who have review dates between October 31 (or such other date as may be specified by the Administrator) of the year preceding the Election Year and the last day of February of the Election Year, the annualized base pay as determined in (i), above, times 0.04.

          With respect to commissioned sales executive Employees of the Marriott Vacation Club International division of the Company, the commissions received from January 1 through October 31 (or such other date as may be specified by the Administrator) of the year preceding the Election Year, annualized.

          (b) Select management or highly compensated employees of a business acquired by the Company who, prior to that acquisition, were covered by a nonqualified deferred compensation program of such acquired business;

          (c) Employees with whom the Company has entered into a deferred compensation agreement under this Plan;

          (d) For the purpose of determining Company Accruals attributable to Deferred Compensation (as such term was defined for periods prior to January 1,
2001) prior to January 1, 2001, all Employees who participated in the Profit Sharing Plan during the immediately preceding Fiscal Year, and were subject to a reduction for such Fiscal Year in the amounts allocable to their "Company Contribution Accounts" in the Profit Sharing Plan for such year as a result of
Section 401(m) of the Code, provided such Employees have not made an Election to
                            --------
participate for the current Fiscal Year under paragraph (a) of Section 2.2 of this Plan;

          (e)  Non-Employee Directors;

          (f) Former Participants, terminated Participants, and their beneficiaries, as appropriate to the context; and

          (g) Such other individuals as shall be designated by the HR Officer.

          Except with respect to the Participants described in Section 1.20(d) through (g), in no event shall an individual be a Participant in this Plan unless the Administrator has invited such individual to participate in the Plan.

     1.21  "Permanent Disability" means that the Participant, as a result of a
            --------------------
disability, will be prevented on a permanent basis from engaging in any occupation for which he or she is reasonably qualified by education, training or experience as certified by a competent medical authority designated by the Named Fiduciary of the Profit Sharing Plan to make such determination. The foregoing shall include disability attributable to the permanent loss of or loss of use of a member or function of the body, or to the permanent disfigurement of the Participant. The determination of the existence of a Permanent Disability shall be made by the Administrator and shall be final and binding upon the Participant and all other parties.

     1.22  "Plan" means the Marriott International, Inc. Executive Deferred
            ----
Compensation Plan, as described herein and as may be amended from time to time.

     1.23  "Profit Sharing Plan" means the Marriott International, Inc.
            -------------------
Employees' Profit Sharing, Retirement and Savings Plan and Trust.

     1.24  "Reinstatement" or "Reinstated" means an Employee, upon being rehired
            -------------      ----------
by the Company, is credited with the same hire date as that Employee's hire date for his or her most recent period of continuous employment with the Company prior to being rehired.

     1.25  "Retire" or "Retirement" means to have a Termination of Employment,
            ------      ----------
other than due to death or Permanent Disability, on or after (i) attainment of age fifty-five (55) and the completion of ten Years of Service, or (ii) completion of 240 whole months of service with the Company, including Service, as defined in the Profit Sharing Plan, and service as a Non-Employee Director.
A whole month of service is a monthly period that begins on the date of the month on which service began and ends on the date preceding the same date in the next month.

     1.26  "Severance Plan" means the Marriott International, Inc. Severance
            --------------
Plan.

     1.27  "Subsidiary" means either (a) a member of a controlled group of
            ----------
corporations of which the Company is a member as determined in accordance with the provisions of Code Section 414(b), or (b) an unincorporated trade or business which is under common control by or with the Company as determined in accordance with Section 414(c) of the Code.

     1.28  "Termination of Employment" means termination of service with the
            -------------------------
Company in any of the following circumstances:

            (a) Where the Employee or Non-Employee Director voluntarily resigns;

            (b)  Where the Employee or Non-Employee Director voluntarily
Retires;

            (c)  Where the Employee or Non-Employee Director is discharged;

            (d) Where the Employee begins receiving benefits under a Severance Plan of the Company;

            (e)  Where the Employee has a Permanent Disability;

            (f)  Where the Employee or Non-Employee Director dies; or

            (g) Where the Non-Employee Director is not re-elected to serve on the Board of Directors of the Company.

     1.29  "Vested Portion" of a Participant's Deferred Compensation Reserve
            --------------
account means (i) 100% of the Deferred Compensation credited to the account, and earnings thereon, and (ii) the portion of the Company Accruals and (for Election Years ending before January 1, 1999) Forfeiture Accruals credited to the account, and earnings thereon, which have vested in accordance with the terms of
Section 3.3 of the Plan.

     1.30  "Year of Service" means, for Employees, a Year of Service as defined
            ---------------
in the Profit Sharing Plan and, for Non-Employee Directors, a 12-month period of service as a Non-Employee Director. If an Employee terminates employment with the Company after at least one Year of Service and subsequently resumes employment with the Company, the Employee's Years of Service, for eligibility purposes under this Plan, shall be determined in accordance with Article II of the Profit Sharing Plan.

                                   ARTICLE II

                             PARTICIPANT ELECTIONS
                             ---------------------

     2.1  Deferred Compensation Reserve.
          -----------------------------

     The Company shall establish and maintain a book reserve (the "Deferred Compensation Reserve"), to which it shall credit the amounts of Deferred Compensation determined in accordance with Section 2.3, Company Accruals under
Section 3.2 and Forfeiture Accruals (for years prior to January 1, 1999), as well as earnings allocated thereto. The Deferred Compensation credited each Election Year shall be based on: (a) with respect to the Participants described in Section 1.20(a), (b), (c), (e) or (g), their Elections as provided in Sections 2.2; and (b) with respect to the Participants described in Section 1.20(d), the rules as provided in Section 2.2(f). The Company shall maintain a separate Account under the Deferred Compensation Reserve with respect to each Participant.

     2.2  Elections.
          ---------

          (a) Each Participant (other than a Participant under subsections 1.20(d) or (f)) shall have the option each calendar year to designate in an Election, in the form prescribed in Section 2.3, a percentage, specified in multiples of one percent (1%), of such Participant's Compensation for the Election Year, to be credited to the Deferred Compensation Reserve; provided, however, that the Administrator shall have the right to approve or disapprove such Election by any Participant, in whole or in part, in the sole discretion of the Administrator. The Deferral Percentage designated pursuant to the preceding sentence shall not be greater than 80 percent of the Compensation with respect to which the Participant may make an Election for the Election Year (including LTCI Compensation, subject to the election requirements in (b) below); provided, however, that a Participant described in Section 1.20(b), (c), (e) or (g) may be permitted to designate any Deferral Percentage up to 100 percent of Compensation, subject to the limitations of Section 3.9(a). In accordance with procedures established by the Administrator, a Participant may make a separate election under this Section 2.2(a) with respect to regular pay and to bonus.

          (b) Elections shall be made on or before (i) the last business day of the calendar year immediately preceding the Election Year or (ii) such other date as designated by the Administrator, provided such date is prior to the date on which the Participant earns the Compensation for which the election is made; provided, further, that an Election to have a portion or all of a Participant's LTCI Compensation for an Election Year credited to the Deferred Compensation Reserve shall be made on or before (i) the last business day of the calendar year preceding the calendar year which precedes the Election Year or (ii) such other date as may be designated by the Administrator. Notwithstanding the foregoing, a Non-Employee Director described in Section 1.19(ii) may make an Election in the Election Year, upon approval of or in accordance with guidelines established by the Administrator, after the Participant's initial election as a director, provided that such Election shall not apply to the Non-Employee Director's fees earned during the period beginning on the date of the election to the Board of Directors and ending on the date which is the last day of the month following the month in which the Non-Employee Director's Election form is received by the Administrator.

         (c) Notwithstanding the provisions of paragraph (b), above, in the case of an Employee whose eligibility to participate in the Plan initially commences after the first day of an Election Year, such Employee may make an Election to defer a portion of the Employee's Compensation earned after the Election Form is received by the Administrator and during the remaining part of the Election Year, provided that the Employee makes such election no later than thirty (30) days after the date on which the Employee first becomes eligible to participate in the Plan. Such Election shall be irrevocable for the remainder of the Election Year.

         (d) Except as provided in Article IV or in paragraph (c) above, an Election shall be irrevocable with respect to all Compensation payable during an Election Year. A Participant's Election made as to an Election Year shall remain in effect for all subsequent Election Years unless the Participant notifies the Administrator, in accordance with procedures specified by the Administrator, of such Participant's desire to modify his or her Election.

         (e) If an Employee is a Participant in accordance with Section 1.20(a) for an Election Year and incurs a Termination of Employment, upon the subsequent Reinstatement of such Employee within the same Election Year, the Employee shall immediately be reinstated as a Participant and shall be subject to the same terms and elections as were in effect immediately prior to such Employee's Termination of Employment.

         (f) If an Employee is a Participant in accordance with Section 1.20(d) for an Election Year, then, solely for the purpose of determining the amount of Company Accruals to be credited to such Participant's Deferred Compensation Reserve, such Participant shall be deemed to have made an Election pursuant to subsection (a) to defer a percentage of Compensation equal to the percentage indicated on the Participant's election of Section 401(k) Contributions and After-tax Savings under the Profit Sharing Plan.

     2.3  Form of Election.
          ----------------

             (a) Each Election shall be made on a form provided by the Administrator within the period described in Section 2.2(b), and shall designate a Deferral Percentage. Such Elections shall designate a distribution commencement date and manner of distribution in accordance with Article IV. If no designation is received by the Administrator within the prescribed time period, the Administrator shall select the time and manner of distribution and notify the Participant of such selection.

             (b) For purposes of this Section 2.3, Participants eligible to make Elections provided herein shall include only Participants described in Sections 1.20(a), (b), (c), (e) and (g), and shall exclude all other Participants. In addition to any other Election permitted under this Section 2.3, each Participant described in Section 1.20(b) shall also be entitled to make an Election to have Deferred Compensation credited to his or her account in this Plan in an amount equal to the amount which such Participant agrees to forfeit under a deferred compensation plan of an acquired company.

                                  ARTICLE III

                             PARTICIPANT'S ACCOUNTS
                             ----------------------

     3.1  Individual Accounts.
          -------------------

     The Administrator shall establish and maintain records reflecting each Participant's Account in the Deferred Compensation Reserve to which the Administrator shall credit Deferred Compensation in accordance with each Participant's Election pursuant to Section 2.3, Company Accruals pursuant to
Section 3.2, Forfeiture Accruals (for years prior to January 1, 1999) and earnings pursuant to Section 3.5.

     3.2  Company Accruals.
          ----------------

     (a) For Company Accruals attributable to Deferred Compensation made prior
         ---------------------------------------------------------------------
to January 1, 2001, the Company shall credit to the Deferred Compensation
------------------
Reserve on behalf of each Participant an amount ("Company Accruals") each Election Year which shall be determined in the following manner:

          (i) The Administrator shall determine for the Election Year a ratio, the numerator of which is the total Company contributions allocated to all Profit Sharing Plan Participants under the Profit Sharing Plan for the Fiscal Year ending closest to the last day of the Election Year, and the denominator of which is the total Combined Basic Savings (as defined in Section 1.18 of the Profit Sharing Plan) of all Profit Sharing Plan Participants for such Fiscal Year.

          (ii) The Administrator shall then determine for each Participant in this Plan the lesser of

               (A) an amount equal to six percent (6%) of the Participant's total Compensation for the Election Year, or

               (B)  the sum of

                    (1) the Participant's Deferred Compensation for the Election Year (as determined under Section 2.2(a)) and

                    (2) the amount of the Participant's "After-tax Savings" contributed to the Profit Sharing Plan for the Election Year in accordance with Article IV of the Profit Sharing Plan.

     The Committee may in its sole discretion limit the dollar amount of a Participant's Deferred Compensation taken into account for purposes of this
     Section 3.2 based on uniform standards, provided that the Administrator notifies such Participant of such limitation on or prior to the due date for Elections under Section 2.2(b). Notwithstanding the foregoing, solely for purposes of this Section 3.2, a Participant's LTCI Compensation shall not be taken into account as Deferred Compensation. This paragraph 3.2(b) shall apply to Deferred Compensation of Participants described in Sections 1.20(b), (c), and (g) at the discretion of the Administrator.

          (iii) The amount determined in paragraph (ii) of this section shall be reduced by subtracting the amount credited as "Combined Basic Savings" to the Participant's "Account" in the Profit Sharing Plan for the Election Year.

          (iv) The Administrator shall then allocate to the Deferred Compensation Reserve on behalf of each Participant the product of (i) the ratio determined in accordance with paragraph (i) of this section, and (ii) the amount determined in accordance with paragraph (iii) of this section.

          (v) The Administrator shall allocate to the Deferred Compensation Reserve on behalf of each Participant described in Section 1.20(d) the amount of any reduction of allocations to the "Company Contribution Accounts" of such Participants under Article VI of the Profit Sharing Plan as of the same date such amounts would have been allocated under the Profit Sharing Plan but for such reduction.

     (b) For Company Accruals related to Deferrals made on or after January 1,
         ---------------------------------------------------------------------
2001, the Company may make discretionary Company Accruals each Election Year to
----
be allocated to the Deferred Compensation Reserve on behalf of Participants. In any Election Year for which the Company elects to make such discretionary Company Accrual, the Company Accrual shall be calculated as follows:

          (i) for Participants whose Compensation is equal to or greater than $170,000 (or such other amount as may be determined by the Internal Revenue Service under Code Section 401(a)(17)) but less than $400,000: a percentage of the first three percent (3%) of Compensation deferred by the Participant under the Plan for the Election Year.

          (ii) for Participants whose Compensation is equal to or greater than $400,000: a percentage of the first six percent (6%) of Compensation deferred under the Plan for the Election Year.

     Notwithstanding the foregoing, a Participant shall only be eligible for Company Accruals for Compensation earned during periods in which the Participant is eligible to participate in the Profit Sharing Plan.

     (c) Additional discretionary Company Accruals may be made by the
         -----------------------------------------
Company from time to time. Such additional Company Accruals may be made in accordance with procedures established by the Company at the time such Company Accrual is allocated to a Participant's Account, and shall not be subject to the requirements of Section 3.2(a) or (b).

     (d) Company Accruals under this Section 3.2 shall be allocated only on behalf of Participants in the Plan who are actively employed (including Participants on approved leaves of absence) by the Company or serving as Non-Employee Directors as of the last day of the Fiscal Year of the Company for which the allocation is made. Notwithstanding the preceding sentence, Participants who incur a Termination of Employment before the last day of the Fiscal Year because they Retire, have a Permanent Disability, or die shall be eligible to have Company Accruals credited to the Deferred Compensation Reserve on their behalf in accordance with the provisions of Sections 3.2(a) through
(c).

     (e) Notwithstanding the foregoing, Participants who incur a Termination of Employment before the last day of the Fiscal Year because they are employed by a business unit which is sold or otherwise disposed of on or after January 3, 1998, shall be eligible to have Company Accruals credited to the Deferred Compensation Reserve on their behalf in accordance with the provisions of Sections 3.2(a) through (c).

     (f) Notwithstanding paragraphs (d) and (e) above, a Participant who incurs a Termination of Employment during an Election Year and is Reinstated as an Employee or a Non-Employee Director prior to the end of such Election Year and remains employed as of the last day of the Fiscal Year shall be credited with Company Accruals in accordance with this Section 3.2 for such Election Year if such Participant otherwise satisfies the requirements of the first sentence of paragraph (d).

     3.3   Vesting.
           -------

      (a)  Deferred Compensation.  Participants shall be immediately vested in
           ---------------------
Deferred Compensation and the related earnings allocated to their account under the Deferred Compensation Reserve.

      (b)  Company Accruals.  For Company Accruals attributable to Deferred
           ----------------
Compensation for periods prior to January 1, 2001, Participants shall be 100% vested in Company Accruals allocated to their accounts under the Deferred Compensation Reserve at the earlier of (i) the date the Participant completes five (5) years of Service or (ii) March 26, 2001. Participants shall become vested in Company Accruals allocated in accordance with Section 3.2(b) at the rate of 25% for each Year of Service of the Participant following the date on which such Company Accrual is allocated to the Participant's Account under the Deferred Compensation Reserve. For purposes of the preceding sentence, Company Accruals allocated in a given calendar year shall be deemed allocated on March 1 of such calendar year. Notwithstanding the foregoing, and subject to the approval of the HR Officer, a Participant shall become fully vested in Company Accruals and the related earnings allocated to the Participant's account if the Participant's Termination of Employment is due to Retirement, Death or Permanent Disability.

       (c)  Additional Discretionary Company Accruals.  Additional discretionary
            -----------------------------------------
Company Accruals made under Section 3.2(c) shall vest in accordance with a schedule established by the Company at the time such Company Accrual is allocated to a Participant's Account.

      (d)  Forfeiture for Failure to Comply with Non-Competition Requirements.
           -------------------------------------------------------------------
All vesting on Company Accruals is subject to a Participant's compliance with the Company's Non-Competition Agreement. A Participant shall be deemed to comply with the Non-Competition Agreement if such Participant does not engage in activities in competition with the business of the Company. "Competition" shall mean (i) engaging, individually or as an employee, consultant or owner (more than 5%) of any entity, in any business engaged in significant competition with any business operated by the Company; (ii) soliciting and hiring a key employee of the Company in another business, whether or not in significant competition with any business operated by the Company; or (iii) using or disclosing confidential Company information, in each case, without the approval of the Company. Determination of whether or not particular activities are in competition will be made by the Company in its reasonable judgment. If a Participant is found to have engaged in competition with the Company, the Participant shall forfeit all undistributed Company Accruals, whether vested or unvested.

     3.4  Forfeitures.
          -----------

     The non-Vested Portion of a Participant's Account shall be forfeited upon the Participant's Termination of Employment. Undistributed Company Accruals shall be forfeited upon a finding by the Company that a Participant has engaged
in competition with the Company.   Forfeitures shall be applied to reduce the
administrative expenses of the Plan.

     3.5  Crediting of Earnings.
          ---------------------

     The Company shall credit earnings to the Deferred Compensation Reserve in an amount determined as follows:

     (a) For periods prior to January 1, 2001, each Participant's Account in the Deferred Compensation Reserve shall be credited monthly with earnings at the same stated rate as the "Stable Value Fund" described in the Profit Sharing Plan (subject to differences that may occur due to different frequencies for compounding).

     (b) For the period from January 1, 2001 through March 31, 2001, a Participant's Account balance as of December 31, 2000 shall be credited monthly with earnings at the same stated rate as the "Stable Value Fund" described in the Profit Sharing Plan (subject to differences that may occur due to different frequencies for compounding).

     (c) For Deferred Compensation attributable to periods on and after January 1, 2001:

          (i) At the time a Participant makes an Election for the amount to be deferred for an Election Year in accordance with Section 3.2, such Participant may elect that a specified percentage of the Deferred Compensation be credited with hypothetical earnings in accordance with the performance of designated funds selected by the Company or its delegate ("Benchmark Funds"), as described in Appendix A. If a Participant does not make an allocation election, the Participant's account will be credited with the rate of return on the money market fund included in the Benchmark Funds.

     (d) For periods on and after April 1, 2001, a Participant may elect that a specified percentage of the Participant's Account balance as of December 31, 2000 be measured in accordance with the Benchmark Fund(s) designated by the Participant.

     (e) Once a Participant has allocated amounts in the Participant's Account to Benchmark Funds in accordance with paragraphs (c) and (d) above, a Participant may elect to change the allocation of all or a portion of his Account among the Benchmark Funds on a periodic basis in accordance with procedures established by the Administrator.


     3.6  Accounts Do Not Result in Property Rights.
          -----------------------------------------

          (a) The Deferred Compensation Reserve and the accounts maintained thereunder on behalf of each Participant are for administrative purposes only, and do not vest in the Participants any right, title or interest in such reserve or such accounts, except as expressly set forth in this Plan.

          (b) Title to and beneficial ownership of any assets, whether cash or investments which the Company may designate to make payments of Deferred Compensation hereunder, shall at all times remain in the Company, and no Participant shall have any property interest whatsoever in any specific assets of the Company.

     3.7  Tax-Qualified Plans.
          -------------------

     Amounts credited to a Participant's account in the Deferred Compensation Reserve shall not be deemed compensation to such Participant for purposes of computing employer contributions or benefits under any tax-qualified plan of deferred compensation maintained by the Company.

     3.8  No Assignment of Interests.
          --------------------------

     The rights of Participants or any other persons to the payment of amounts from the Deferred Compensation Reserve under this Plan shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

     3.9  Federal and State Taxes.
          -----------------------

          (a) Federal and state payroll taxes required to be withheld on Deferred Compensation credited to a Participant's Deferred Compensation Reserve shall be withheld from other Compensation paid to the Participant at the time of deferral. Notwithstanding the foregoing, if a Participant's other Compensation is insufficient to pay such amounts, the amount of Deferred Compensation credited to the Deferred Compensation Reserve on the Participant's account shall be adjusted so that the amount necessary to cover all required withholding taxes is available.

          (b) To the extent that federal or state taxes are owed by Participants on Company Accruals as they vest, including, but not limited to, taxes due under Code section 3101, the Company will determine these amounts and collect them as follows:

               (i) If the Participant is an Employee at the time the tax is determined, the tax will be deducted from the Employee's non-Deferred Compensation.

               (ii) If the Participant is a current or former Non-Employee Director at the time Deferred Compensation or Company Accruals are credited to the Participant's account under this Plan, no tax shall be paid with respect to such amounts and no reduction to reflect such taxes shall be made in the amounts credited.

              (iii) If the Participant is a former Employee at the time taxation under Code section 3101 is determined, the amount credited to the Participant's account shall be reduced by the amount of any applicable taxes payable.

                                   ARTICLE IV

                                 DISTRIBUTIONS
                                 -------------

     4.1  Election of Distribution.
          ------------------------

     (a) For each Election Year, a Participant shall designate in an Election made in accordance with Section 2.3 whether distribution of amounts credited to the Participant's Deferred Compensation Reserve for such Election Year as Deferred Compensation are to be distributed following Termination of Employment or as an In-Service Withdrawal. A Participant may make a separate distribution election for each Election Year. Elections for distribution following Termination of Employment will continue from Election Year to Election Year unless a new election is made by the Participant. Notwithstanding the foregoing, a Participant must affirmatively elect an In-Service Withdrawal for an Election Year or the Participant shall be deemed to have elected a distribution following Termination of Employment.

     (b) Notwithstanding the foregoing, the Vested Portion of a Participant's Company Accruals and the earnings thereon shall become distributable only following notification to the Administrator of such Participant's Termination of Employment. Distribution shall be made to the Participant in the manner specified in paragraph (a) of Section 4.2.

     4.2  Form and Timing of Distribution.
          -------------------------------

     (a) Distribution Following Termination of Employment.   Any amounts
         ------------------------------------------------
credited to the Participant's Account for which the Participant has elected distribution following Termination of Employment may be distributed in any of the following forms, as elected by the Participant: (i) a lump sum cash payment;
(ii) a series of annual cash installments payable over a designated term not to exceed twenty years; (iii) five annual cash payments beginning on the sixth January following such Participant's termination of employment or (iv) any other manner requested by the Participant and to which the Administrator consents.

      (b) In-Service Withdrawal.  Subject to procedures established by the
          ---------------------
Administrator, at the time that a Participant makes an Election for an Election Year, the Participant may elect to receive an In-Service Withdrawal, beginning in a future calendar year specified by the Participant, of all or a portion (specified as a dollar amount or as a percentage) of the Deferred Compensation attributable to that Election; provided, however, that the year in which such withdrawal begins shall be no earlier than the third calendar year following the calendar year in which the Deferred Compensation is credited to the Participant's Account. The Participant may elect to have amounts subject to an In-Service Withdrawal election distributed in annual cash payments over a term of two to five years or as a single lump sum cash payment. Notwithstanding the above, if a participant's distribution is $5,000 or less, payment will be in the form of a single lump sum cash payment.

     Company Accruals are not available for scheduled In-Service Withdrawals.

     (c) Termination of Employment Prior to Receipt of In-Service Withdrawal. If
         -------------------------------------------------------------------
a Participant terminates employment prior to the date elected by the Participant for an In-Service Withdrawal, the portion of the Participant's Account subject to the In-Service Withdrawal election shall be distributed in a lump sum cash payment within 60 days after Termination of Employment. If a Participant receiving scheduled in-service annual installment distributions terminates employment, they will receive the remaining installments in a lump sum within 60 days of termination.


     (d) Distribution of Small Amounts.  Notwithstanding the provisions of
         -----------------------------
paragraph (a), if the balance credited to a Participant's Deferred Compensation Reserve Account is less than $5,000, such Participant's Deferred Compensation Reserve Account shall be paid to the Participant as soon as practicable following Termination of Employment or, if earlier, the date elected by the Participant for an In-Service Withdrawal.

     (e) Failure to Elect Form of Distribution.  Notwithstanding paragraphs (a)
         -------------------------------------
through (d), amounts allocated to the Participant's Account for which no distribution election has been made shall be distributed in the form of a single lump sum cash payment made as soon as practicable following notification of Termination of Employment.

     (f) Return to Employment.  If a Participant who is receiving or is
         --------------------
scheduled to receive payments returns to employment with the Company, Termination of Employment payments will be discontinued until the Participant again incurs a Termination of Employment. Subject to Section 4.3, upon such subsequent Termination of Employment, the remaining balance subject to such election shall be paid over the time period specified in the Participant's Election that is in effect at the time of the subsequent Termination of Employment.

     (g) Distribution Following Death of Participant. If the Participant dies
         -------------------------------------------
before distribution of his or her account has begun or after distribution has begun but before the Vested Portion of the Participant's Account is fully distributed, the undistributed Vested Portion of the account shall be distributed to the Participant's beneficiary in a single lump sum cash payment as soon as practicable following notification to the Administrator of the Participant's death. If a Participant fails to designate a beneficiary in accordance with Section 4.4, or if the beneficiary designated by the Participant does not survive the Participant, the default beneficiary shall be determined in accordance with Section 4.4 and the distribution to such default beneficiary shall be in the form of a single lump sum as provided above, notwithstanding any designation by the Participant.

     (h) Upon a Participant's Termination of Employment, the Company shall have no further obligation to the Plan or to the Participant for the part of the Participant's account that is not the Vested Portion; provided, however, that if a Participant returns to Employment, such Participant's non-Vested Portion at the time of the original Termination of Employment shall be recredited to the Participant's Deferred Compensation Reserve account under the rules for restoring forfeitures described in Article IX of the Profit Sharing Plan.

     (i) The gross amount of any payment due in accordance with this subsection shall be reduced to reflect applicable federal and state income tax withholding prior to payment to the Participant or beneficiary.


     4.3 Changes in Distribution Election.
         --------------------------------

         (a) Notwithstanding anything in Section 4.1 to the contrary, a Participant who is employed by the Company or serving on the Company's Board of Directors shall be entitled to change the manner of distribution of his or her account under Section 4.2(a) or (b), provided that such change shall be made (i) using a form provided by the Administrator, and (ii) in accordance with procedures established by the Administrator. A separate change may be made with respect to each Election Year beginning on or after January 1, 2001 and with respect to the Participant's Account attributable to Deferred Compensation and Company Accruals as of December 31, 2000. A request for change shall become effective on the first anniversary (the "Anniversary Date") of the date such request was received by the Administrator, provided such request shall be invalid if the Participant has a Termination of Employment as described in
Section 1.28 (but not including Section 1.28(e) or (f)) prior to the Anniversary Date, or, as to Deferred Compensation relating to any Election Year, if any amount of such Deferred Compensation for an Election Year would otherwise become distributable prior to the Anniversary Date.

         (b) In addition to the provisions of paragraph (a), a Participant who is requesting a change in an election with respect to an In-Service Withdrawal is subject to the following:

              (i) The number of installments may be amended up to one year prior to the date the In-Service Withdrawal is scheduled to commence by giving the Administrator written notice in accordance with paragraph (a). The number of installments may not be amended after installments designated under the given Election Year commence.

              (ii) The distribution may be postponed to Participant's Termination of Employment by giving the Administrator notice in accordance with paragraph (a) at least one year prior to the date the In-Service Withdrawal is scheduled to commence.

              (iii) Once a Participant has elected to defer an In-Service Withdrawal to Termination of Employment, such election is irrevocable.

    4.4 Beneficiaries.
        -------------

     Each Participant may designate a beneficiary on a form, provided by the Administrator, to receive distributions made pursuant to Section 4.2. If no beneficiary is designated under this Plan, or if the beneficiary shall not survive the Participant, the Participant shall be deemed to have designated (i) the Participant's surviving spouse; or (ii) if the Participant is not married or the spouse died before the Participant, the Participant's estate.

     4.5 Emergency Distributions.
         -----------------------

     Notwithstanding the provisions of Section 4.2, the Vested Portion of a Participant's account may be distributed prior to such Participant's Termination of Employment in the sole discretion of the HR Officer. Distribution shall be made under this Section 4.5 only in cases of serious financial emergency which is beyond the control of the Participant, as determined by the HR Officer, and only if failure to make the distribution would result in severe financial hardship to the Participant or beneficiary. Amounts distributed under this
Section 4.5 shall not exceed the amount needed to satisfy such emergency and to pay all applicable taxes on the amount of the distribution.

     4.6 Discharge of Obligation For Payment.
         -----------------------------------

     If a legal guardian or conservator is appointed for any person to whom any payment is payable under this Plan, then, upon proof to the Administrator of such appointment, amounts which would otherwise be paid under this Plan to such person shall be paid to the legal guardian or conservator. Any such payment shall be complete discharge of the liabilities of the Company under this Plan.

                                   ARTICLE V

                                 ADMINISTRATION
                                 --------------

     5.l Administrator.
         -------------

     The Company shall appoint an Administrator who shall be responsible for the management, operation and administration of the Plan. Except as provided in Sections 4.5 and 6.2, the Administrator shall have full power and authority to interpret, construe and administer this Plan and the Administrator's interpretations and construction thereof, and actions hereunder, including any valuation of the Deferred Compensation Reserve, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. The HR Officer shall have full power and authority to interpret, construe and administer this Plan in performing his or her functions under Sections 4.5 and 6.2, and the HR Officer's interpretations and construction thereof, and actions under those Sections shall be binding and conclusive on all persons. The Company shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to willful misconduct or lack of good faith by the Company.

     5.2 Expenses.
         --------

     The expenses of administering this Plan shall first be offset against forfeitures pursuant to Section 3.4 of the Plan and, to the extent that Plan administrative expenses exceed such forfeitures, such expenses shall be allocated as a charge against the Deferred Compensation Reserve of each Participant in a manner to be determined by the Administrator.

     5.3 Acceleration of Payments.
         ------------------------

     Notwithstanding anything in this Plan to the contrary, the HR Officer, in his or her discretion may direct the Administrator to pay any or all amounts credited to a Participant's account in a single lump sum cash payment or accelerate payment of installments distributable under Article IV of this Plan, in order to clear out small balances, terminate the Plan, or otherwise to relieve costs of maintaining and administering the Plan.

                                   ARTICLE VI

                                CLAIMS PROCEDURE
                                ----------------

     6.1 Initial Claims.
         --------------

     A Participant or a beneficiary of a Participant may submit a written claim for benefits under this Plan with the Administrator. The Administrator shall notify the claimant within sixty (60) days after the written claim is received by the Administrator whether the claim is allowed or denied, unless the claimant receives a written notice from the Administrator prior to the end of the sixty
(60) day period stating that special circumstances require an extension of the time for the decision. The notice of the decision by the Administrator shall be in writing, sent by mail to the claimant's last known address and, if a denial of the claim, must contain the following information: (i) the specific reason for the denial; (ii) the specific reference to pertinent provisions of the Plan on which the denial is based; (iii) if applicable, a description of any additional information or material necessary to perfect a claim; and (iv) an explanation of the claims review procedure.

     6.2 Appeals.
         -------

     A claimant is entitled to request a final review by the HR Officer of any denial of the claim by the Administrator. The request for review must be submitted to the HR Officer in writing within sixty (60) days of the Participant's receipt of the Administrator's notice of denial. Absent a request for review within the sixty (60) day period, the claim will be deemed to be conclusively denied. The HR Officer shall afford the claimant an opportunity to review all pertinent documents and submit issues and comments in writing and shall render a decision in writing, all within sixty (60) days after receipt of a request for a review, provided that the HR Officer may extend the time for decision by not more than sixty (60) days upon written notice to the claimant before the end of the original sixty (60) day period. The claimant shall receive written notice of the HR Officer's decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

                                  ARTICLE VII

                                 MISCELLANEOUS
                                 -------------

     7.1 Plan Not An Employment Contract.
         -------------------------------

     Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company as an Employee or in any other capacity.

     7.2 No Trust Created.
         ----------------

     Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any person, including any Participant or any other person. Any amounts which may be credited to the Deferred Compensation Reserve shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

     7.3 Amendment or Termination of Plan.
         --------------------------------

         (a) The Board of Directors of the Company may amend the Plan at any time and from time to time, terminate the Plan and/or distribute all account balances under the Plan, pursuant to written resolutions adopted by such Board of Directors. In no event will any such amendment or termination of the Plan have the effect of reducing the accrued account balance or the Vested Portion of any Participant's account under this Plan. The Board may delegate its authority to amend the Plan to the HR Officer or other Company representatives pursuant to written resolutions adopted by such Board of Directors.

         (b) If a determination is made by the Internal Revenue Service that the account balance of any Participant is subject to current income taxation, such account balance will be immediately distributed to the Participant or the Participant's beneficiary to the extent of such taxable amount; provided, however, that if the Participant is contesting the above mentioned determination of the Internal Revenue Service, the Administrator may in his or her sole discretion delay distribution until the determination is final.

         (c) In the event the Profit Sharing Plan is terminated, the Committee may at its sole discretion distribute all account balances under this Plan. Alternatively, in the event of such termination, the Committee may at its sole discretion establish another basis for crediting earnings under this Plan, provided that any rate of earnings so credited shall not be less than the Company's borrowing rate from time to time.

     7.4  Effect of Plan.
          --------------

     This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, beneficiaries, executors, administrators and legal representatives.

     7.5  Severability.
          ------------

     If any provision of this Plan shall for any reason be invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect.

     7.6  Applicable Law.
          --------------

     This Plan shall be construed in accordance with and governed by the laws of the State of Maryland.

                                  ARTICLE VIII

                ASSUMPTION OF DEFERRED COMPENSATION LIABILITIES
                -----------------------------------------------

     8.1  Assumption.  Pursuant to the Allocation Agreement, effective on March
          ----------
27, 1998, the Assumed Deferred Compensation Liabilities accrued in the Prior Plan accrued as of the day before the Effective Date has been assumed by this Plan. For purposes of this assumption, each participant's account balance in the Prior Plan was adjusted on the date before the Effective Date to reflect the deferred compensation elected by such participant to be credited to the Prior Plan, along with an advance allocation of company accruals and earnings for the period beginning January 3, 1998 and ending on the day before the Effective Date.

     8.2  Participant's Beginning Balance and Vesting.  For each Participant
          -------------------------------------------
whose account balance in the Prior Plan was assumed by this Plan, such account balance has been treated as the beginning balance of the Participant's account credited to the Deferred Compensation Reserve under this Plan as of the Effective Date.

     8.3  Non-Participants.  Each individual whose account balance in the Prior
          ----------------
Plan was assumed under this Plan in accordance with Section 8.1 is deemed a Participant under this Plan for purposes of Article IV, whether or not such individual is otherwise described as a Participant within the meaning of Section 1.20.

     IN WITNESS WHEREOF, this Plan is executed on behalf of Marriott International, Inc. this 7th day of February, 2001.



                                    /s/ Brendan M. Keegan
                                    -----------------------------
                                    Brendan M. Keegan
                                    Executive Vice President,
                                    Human Resources


ATTEST:


/s/ Dorothy M. Ingalls
----------------------------
Dorothy M. Ingalls
Secretary

                                   APPENDIX A
                                   ----------


                                Benchmark Funds


As of January 1, 2001, the following Benchmark Funds are available for selection by participants:


     Fidelity VIP II Asset Manager - seeks to obtain high total return with reduced risk over the long term by allocating its assets among stocks, bonds and short-term investments.

     Fidelity VIP II Contrafund - seeks long-term capital appreciation through investment mainly in equity securities of companies that are undervalued or out of favor.

     Fidelity VIP II Index 500 - seeks investment results that correspond to the total return of common stocks publicly traded in the United States as represented by the Standard & Poor's Composite Index of 500 Stocks.

     Morgan Stanley Institutional Universal Money Market - seeks to maximize current income and preserve capital while maintaining high levels of liquidity through investing in high quality money market instruments with remaining maturities of one year or less.

     Morgan Stanley Universal Institutional Equity Growth - seeks long-term capital appreciation by investing primarily in growth-oriented equity securities of large cap companies.

     Warburg Pincus Small Company Growth - seeks capital growth by investing in equity securities of small-sized U.S. growth companies.

     Templeton International Securities - seeks long-term capital growth by investing primarily in equity securities of companies located outside of the U.S., including those in emerging markets. The fund generally invests in large- to medium-cap companies with market capitalization values greater than $2 billion.


The Company has the right to change the benchmark funds from time to time.